UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 4, 2008
Wellman, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10033	04-1671740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1041 521 Corporate Center Drive
Fort Mill, South Carolina		29707
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (803) 835-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 4, 2008, Wellman, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) entered into an amendment of its senior secured super-priority Debtor-in-possession credit agreement dated February 27, 2008 (the “Credit Agreement”) among the Company and certain of its domestic subsidiaries, as borrowers, Deutsche Bank Securities Inc., as sole lead arranger and bookrunner, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and the lenders (the “Lenders”) that from time to time become party thereto. Under the default provision in Section 9.1(i)(xv), sub clause (iv), of the Credit Agreement as amended, it would have been an event of default if the Company had not obtained approval of its Disclosure Statement by November 4, 2008. This amendment extended the date to obtain approval of its Disclosure Statement until November 11, 2008. In addition the amendment reduced the maximum total commitments of all the lenders, in the aggregate, to $100,000,000. Each of the lenders commitment in Annex 1 was reduced proportionally. Also, Section 9.1(i)(xv), subclause (ii) was amended, so that it would be an event of default if the Company has not obtained a binding commitment without any due diligence or other similar contingencies in from and substance reasonably satisfactory to the Majority Lenders to backstop a rights offering or other similar commitment in connection with a Reorganization Plan of not less than $90 million by November 11, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Wellman, Inc.
November 10, 2008	/s/ Keith R. Phillips
Keith R. Phillips
Vice President, Chief Financial Officer

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